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                                                                     Exhibit 5.2


                           [LETTERHEAD OF JONES DAY]


                                January 17, 2003

The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798



            Re:   11,000,000 Shares of Common Stock
                  and Senior Unsecured Notes
                  of The Timken Company



Ladies and Gentlemen:


      We are acting as special counsel to The Timken Company, an Ohio corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-100731) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Securities Act"). The prospectus supplements contemplated by Amendment No. 2 to the Registration Statement relate to the proposed offering of 11,000,000 shares of Common Stock, without par value, of the Company (the "Common Stock") and the proposed offering of the Company's senior unsecured notes (the "Debt Securities").


      In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions, qualifications and limitations set forth below, we are of the opinion that:


            1. When (i) the Registration Statement has become effective under the Securities Act and (ii) the Common Stock is executed, issued and delivered by the Company against payment of the consideration therefor as provided in the underwriting agreement referenced in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.



            2. Assuming due authorization, execution and delivery by the trustee of the indenture to be entered into between the Company and the trustee to be named therein, pursuant to which the Debt Securities will be issued (the "Indenture"), when (i) the Registration Statement has become effective under the Securities Act, (ii) the Indenture has been duly executed by the parties thereto and (iii) the Debt Securities have been duly executed by the Company and authenticated by the trustee in accordance with the Indenture and delivered by the Company against payment of the consideration therefore as provided in the underwriting agreement referenced in the Registration Statement, the Debt Securities will be validly issued and will constitute the valid and binding obligations of the Company.





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      Our examination of matters of law has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Ohio and the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction.



      We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us in the prospectus and prospectus supplements contemplated by Amendment No. 2 thereto under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                                       Very truly yours,

                                                       /s/ Jones Day

                                                       Jones Day